Exhibit 2.1

ASSET PURCHASE AGREEMENT

Between

PUMATECH, INC.,

and LOUDFIRE, INC.

July 2, 2003

ASSET PURCHASE AGREEMENT

BETWEEN PUMATECH, INC. AND

LOUDFIRE, INC.

ASSET PURCHASE AGREEMENT, dated July 2, 2003 (this “Agreement”), by and among Loudfire, Inc. a Kansas corporation (the “Seller”), Craig Johnson (the “Founder”) and Pumatech, Inc., a Delaware corporation (the “Buyer”).

WITNESSETH:

WHEREAS, at the Closing, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, certain assets, properties and businesses of the Seller upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context requires otherwise:

Accountant. “Accountant” shall have the meaning set forth in Section 2.9(b) of this Agreement.

Adjusted Buyer Average Price Per Share. “Adjusted Buyer Average Price Per Share” shall have the meaning set forth in Section 2.9(c).

Affiliate. “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

Assets. “Assets” shall have the meaning set forth in Section 2.1 of this Agreement.

Assumed Liabilities. “Assumed Liabilities shall have the meaning set forth in Section 2.5 of this Agreement.

Business. “Business” means the research, design, development, implementation, marketing, sale, distribution, manufacture and support of (a) the prior, current and planned LoudPC product line (including client and server applications), and (b) reverse tunneling systems products and technologies (including but not limited to systems, products and technologies that are designed to prevent requests from outside the firewall from coming into systems within the firewall except through predefined and monitored ports), in each of cases (a) and (b) whether or not made or to be made commercially available and without regard to each element’s current stage of development, and in each such case including modifications thereto and derivatives thereof.

Business Day. “Business Day” shall have the meaning set forth in Section 2.4 of this Agreement.

Buyer Average Price Per Share. “Buyer Average Price Per Share” shall have the meaning set forth in Section 2.3 of this Agreement.

Buyer Disclosure Schedule. “Buyer Disclosure Schedule” shall have the meaning set forth in Article V of this Agreement.

Buyer Material Adverse Effect means, any change, event or development or effect that, either individually or in the aggregate, materially and adversely affects, or is reasonably likely to materially and adversely affect, the Buyer, other than continuing losses and the payment of expenses and operation of the Buyer’s business in Ordinary Course of Business and other than any change or effect relating to, arising out of, or resulting from general changes in United States economic conditions.

Buyer Parties. “Buyer Parties” shall have the meaning set forth in Section 9.2(a) of this Agreement.

Buyer SEC Reports. “Buyer SEC Reports” shall have the meaning set forth in Section 5.5(a) of this Agreement.

Closing. “Closing” shall have the meaning set forth in Section 2.4 of this Agreement.

Closing Date. “Closing Date” shall have the meaning set forth in Section 2.4 of this Agreement.

COBRA. “COBRA” shall have the meaning set forth in Section 3.17(g) of this Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Intellectual Property. “Company Intellectual Property” shall have the meaning set forth in Section 3.13(b) of this Agreement.

Confidentiality Agreements. “Confidentiality Agreements” shall have the meaning set forth in Section 3.16(a) of this Agreement.

Consents. “Consents” shall have the meaning set forth in Section 3.10 of this Agreement.

Contract. “Contract” shall have the meaning set forth in Section 2.1(b) of this Agreement.

Earnout Escrow Agreement. “Earnout Escrow Agreement” shall have the meaning set forth in Section 9.7 of this Agreement.

Earnout Escrow Amount. “Earnout Escrow Amount” shall have the meaning set forth in Section 9.7 of this Agreement.

Earnout Payment. “Earnout Payment” shall have the meaning set forth in Section 2.9(b) of this Agreement.

Earnout Payment Date. “Earnout Payment Date” shall have the meaning set forth in Section 2.9(c) of this Agreement.

Earnout Shares. “Earnout Shares” shall have the meaning set forth in Section 2.9(c) of this Agreement.

Earnout Statement. “Earnout Statement” shall have the meaning set forth in Section 2.9(b) of this Agreement.

Effectiveness Period. “Effectiveness Period” shall have the meaning set forth in Section 6.12(a) of this Agreement.

ERISA. “ERISA” shall have the meaning set forth in Section 3.17(a) of this Agreement.

Escrow Fees. “Escrow Fees” shall have the meaning set forth in Section 9.7(d) of this Agreement.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Excluded Liabilities. “Excluded Liabilities shall have the meaning set forth in Section 2.5 of this Agreement.

Final Statement. “Final Statement” shall have the meaning set forth in Section 2.9(b) of this Agreement.

Final Statement Date. “Final Statement Date” shall have the meaning set forth in Section 2.9(b) of this Agreement.

Financial Statements. “Financial Statements” shall have the meaning set forth in Section 3.6 of this Agreement.

GAAP. “GAAP” shall mean the Generally Accepted Accounting Principles accepted by the SEC as having substantial authoritative support.

Governmental Entity. “Governmental Entity” means any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

Hazardous Material. “Hazardous Material” shall have the meaning set forth in Section 3.18(a) of this Agreement.

Hazardous Materials Activities. “Hazardous Materials Activities” shall have the meaning set forth in Section 3.18(b) of this Agreement.

HSR Act. “HSR Act” means The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnification Termination Date. “Indemnification Termination Date” shall have the meaning set forth in Section 9.1 of this Agreement.

Initial Payment. “Initial Payment” shall have the meaning set forth in Section 2.3 of this Agreement.

Initial Purchase Price Allocation Schedule. “Initial Purchase Price Allocation Schedule” shall have the meaning set forth in Section 2.10 of this Agreement.

Initial Purchase Securities. “Initial Purchase Securities” shall have the meaning set forth in Section 2.3 of this Agreement.

Intellectual Property. “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes, standard operating procedures and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

Jointly Developed Products. “Jointly Developed Products” shall have the meaning set forth in Section 2.9(a) of this Agreement.

Jointly Developed Products Incremental Earnout Revenue. “Jointly Developed Products Incremental Earnout Revenue” shall have the meaning set forth in Section 2.9(a) of this Agreement.

Leases. “Leases” shall have the meaning set forth in Section 3.12(b) of this Agreement.

License Agreements. “License Agreements” shall have the meaning set forth in Section 3.13(c) of this Agreement.

Lien. “Lien” shall have the meaning set forth in Section 3.11(b) of this Agreement.

Loss or Losses. “Loss” or “Losses” shall have the meaning set forth in Section 9.2(a) and (b) of this Agreement.

Material Adverse Effect. “Material Adverse Effect” means, any change, event or development or effect that, either individually or in the aggregate, materially and adversely affects, or is reasonably likely to materially and adversely affect, the value or usefulness of the Assets, other than continuing losses and the payment of expenses and operation of the Seller’s business in Ordinary Course of Business and other than any change or effect relating to, arising out of, or resulting from general changes in United States economic conditions.

Most Recent Buyer Balance Sheet. “Most Recent Buyer Balance Sheet” shall have the meaning set forth in Section 5.5(b) of this Agreement.

Most Recent Seller Balance Sheet. “Most Recent Seller Balance Sheet” shall have the meaning set forth in Section 3.7 of this Agreement.

1933 Act. “1933 Act” shall mean the Securities Act of 1933, as amended.

Notifying Party. “Notifying Party” shall have the meaning set forth in Section 6.4 of this Agreement.

Non-Disclosure Agreement. “Non-Disclosure Agreement” shall have the meaning set forth in Section 6.2 of this Agreement.

Non-Prevailing Party. “Non-Prevailing Party” shall have the meaning set forth in Section 2.9 of this Agreement.

Ordinary Course of Business. “Ordinary Course of Business” shall mean, with respect to an entity, the ordinary course of business consistent with past practice for such entity and customary for software enterprises generally

Permit. “Permit” shall have the meaning set forth in Section 3.5(a) of this Agreement.

Person. “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

Registrable Securities. “Registrable Securities” shall have the meaning set forth in Section 6.9(b) of this Agreement.

Registration Expenses. “Registration Expenses” shall have the meaning set forth in Section 6.9(c) of this Agreement.

Registration Statement. “Registration Statement” shall have the meaning set forth in Section 6.9(a) of this Agreement.

Securities. “Securities shall have the meaning set forth in Section 4.1 of this Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Seller Capital Stock. “Seller Capital Stock” means the shares of Seller common stock outstanding immediately prior to the Closing.

Seller Disclosure Schedule. “Seller Disclosure Schedule” shall have the meaning set forth in Article III of this Agreement.

Seller Employee Benefit Plan. “Seller Employee Benefit Plan shall have the meaning set forth in Section 3.17(a) of this Agreement.

Seller ERISA Affiliate. “Seller ERISA Affiliate shall have the meaning set forth in Section 3.17(a) of this Agreement.

Seller Executive. “Seller Executive” shall mean Craig Johnson.

Seller’s Products. “Seller’s Products” shall have the meaning set forth in Section 2.9 of this Agreement.

Seller’s Products Incremental Earnout Revenue. “Seller’s Products Incremental Earnout Revenue” shall have the meaning set forth in Section 2.9(a) of this Agreement.

Selling Expenses. “Selling Expenses” shall have the meaning set forth in Section 6.10(b) of this Agreement.

Software. “Software” shall have the meaning set forth in Section 2.1 of this Agreement.

Subsidiary. “Subsidiary” shall mean, with respect to a particular party hereto, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests are directly or indirectly owned by such party or by one or more Subsidiaries of such party, or where a majority of its Board of Directors may be elected by such party.

Tax Returns. “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payment to third parties.

Taxes. “Taxes” shall have the meaning set forth in Section 3.9(a) of this Agreement.

Transaction Documents. “Transaction Documents shall have the meaning set forth in Section 3.4 of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; THE CLOSING

2.1 Purchase of Assets. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens except as set forth in Schedule 2.1 of the Seller Disclosure Schedule, and the Buyer hereby agrees to purchase and accept from the Seller, all of the Seller’s right, title and interest, including all intellectual property rights, in and to the assets set forth on Exhibit A attached hereto (collectively, the “Assets”). Without limiting the general applicability of the foregoing, the Assets shall specifically include the following:

(a) Reserved;

(b) all rights under contracts, agreements, licenses, commitments, sales and purchase orders and other instruments related to the Assets, including, without limitation, the items listed on Schedule 2.1(b) (collectively the “Contracts”);

(c) all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Assets, including, without limitation, unliquidated rights under warranties;

(d) all copyrights, copyright registrations, domain names, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, trade names, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, software, business and marketing plans and other intellectual or intangible property embodied in or pertaining to the Business, whether pending, applied for or issued, whether filed in the United States or in other countries, including without limitation the items listed in Schedule 2.1(d), together with all associated goodwill;

(e) all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are embodied in, derived from or relate to the Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Business;

(f) any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind relating to, used in, or derived from the Assets;

(g) all permits, authorizations, consents and approvals of any Governmental Entity affecting or relating in any way to the Business, including without limitation, the items listed on Schedule 2.1(g);

(h) all books, records files and papers, whether in hard copy or electronic format, used in the Business, including without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records, and any information relating to Taxes;

(i) all computer software programs, data and associated licenses used in connection with the Business; and

(j) all goodwill associated with the Business or the Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

For the purposes of this Agreement, “Software” means any and all (a) machine readable code, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, but subject to Sections 6.3, 6.5 and 7.2(f) hereof, no contract, agreement, license or lease of the Seller that is part of the Assets and that is not capable of being delegated, assigned or transferred to the Buyer without the consent or waiver of another party to such contract, agreement, license or lease, or under which any delegation, assignment or purported assignment to the Buyer would constitute a breach or default, shall be delegated, assigned or transferred to the Buyer without having first obtained such requisite consents or waivers and, to the extent such consents and approvals are not obtained and in full force and effect as of the Closing Date, the Seller shall cooperate with the Buyer (i) to establish lawful arrangements which result in the benefits and obligations under such contracts, agreements, licenses and leases being apportioned in a manner that is consistent with the purpose and intention of this Agreement and (ii) if so requested by the Buyer and at the Seller’s reasonable expense, to obtain any such consents and waivers, and enforce the Seller’s rights under such contracts, agreements, licenses and leases on behalf and for the benefit of, and as directed by, the Buyer in its reasonable discretion; provided, however, that if the Closing occurs, nothing in this paragraph shall prevent the Seller from dissolving following the Closing.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Seller is not selling to the Buyer and the Buyer shall not acquire any interest in, any other property of the Seller except the Assets. Without limiting the generality of the foregoing, the Seller is not selling to the Buyer and the Buyer shall not acquire any interest in the following:

(a) any and all rights and avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Seller arising under chapter 5 of the Bankruptcy Code;

(b) the corporate charter, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of Seller as a corporation;

(c) all contracts other than the Contracts;

(d) any and all rights of Seller under this Agreement;

(e) all cash and cash equivalents (including non-marketable securities and short-term investments of Seller) of Seller; and

(f) all accounts receivables, notes receivables and other receivables.

2.3 Initial Purchase Price. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to the Seller, and to the extent applicable its designee, $1,500,000 (the “Initial Payment”) with $1,000,000 of the Initial Payment to be paid in cash and the remainder either (at the Buyer’s sole discretion) in (i) cash or (ii) the number of shares of Buyer’s Common Stock, equal to the quotient obtained by dividing $500,000 by the Buyer Average Price Per Share (“Initial Purchase Securities”). The “Buyer Average Price Per Share” shall mean the average of the closing per share price of Buyer’s Common Stock on the Nasdaq National Market for the 10 consecutive trading days ending with and including the third business day preceding the Closing Date.

2.4 The Closing. Subject to the satisfaction or waiver of all the conditions to closing set forth in Article VII hereof, the closing of the purchase and sale of the Assets hereunder (the “Closing”) shall take place at the offices of Venture Law Group, counsel to the Buyer at 10:00 a.m., California time, within 5 Business Days following the date on which the conditions set forth in Article VII hereof have been satisfied or at such other time and place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.” As used in this Agreement, the term “Business Day” means any day except a Saturday, Sunday or a day on which banking institutions in the State of California are obligated or permitted by law, regulation or governmental order to close.

2.5 Exclusion of Liabilities. Except as provided in Section 2.6, the Buyer shall not assume and shall not be liable for, and the Seller shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of the Seller and whether known or unknown, accrued or not accrued, fixed or contingent, oral or in writing (collectively, the “Excluded Liabilities”), including without limitation, the liabilities set forth on Schedule 2.5 of the Buyer Disclosure Schedule, provided, however, this Section shall not limit the Buyer’s right of indemnity under Article IX hereof.

2.6 Assumption of Specified Liabilities of the Buyer. On the Closing Date, the Buyer shall assume and agree to pay, perform and discharge, promptly when payment or performance is due or required, all liabilities and obligations of the Buyer under or with respect to the Assets to the extent that such liabilities or obligations arise or accrue subsequent to the Closing Date (the “Assumed Liabilities”).

2.7 Income Tax Treatment. It is intended by the parties hereto that the transactions contemplated by this Agreement shall constitute a fully taxable asset sale and the parties shall report such transactions consistently with that position on their respective Tax Returns.

2.8 Voting Agreement. Concurrently with the execution of this Agreement, holders of more than fifty percent (50%) of the outstanding voting capital stock of the Seller shall execute and deliver a Voting Agreement in the form attached hereto as Exhibit B, pursuant to which such holders shall authorize and approve the Agreement, the Transaction Documents and agree to certain other terms and conditions.

2.9 Earnout Payment.

(a) Earnout Payment Computation. A payment (the “Earnout Payment”) may be made in addition to the Initial Payment based upon the amount of Buyer revenue attributable to (i) products based exclusively upon Company Intellectual Property, including any natural derivatives or successors thereof (such products, the “Seller’s Products”), provided, however, that the offering of Seller’s Products together with products developed by the Buyer shall not constitute Seller’s Products; or (ii) products that are developed using both Company Intellectual Property and the Intellectual Property of Buyer (“the “Jointly Developed Products”). The Earnout Payment shall be equal to: (X) the sum of (i) the Seller’s Products Earnout Payment (as determined below) and (ii) the Jointly Developed Products Earnout Payment (as determined below) minus (Y) the sum of (i) the Initial Payment and (ii) the amount of royalties paid to third parties during the twelve months following the Closing Date under the terms of any agreement executed by the Seller prior to the Closing related to the use or licensing of the Assets; provided, however, that the aggregate Earnout Payment shall not be greater than $3,500,000.

(1) Calculation of Seller’s Products Earnout Payment. The Seller’s Products Earnout Payment shall be equal to four (4) times the Seller’s Products Incremental Earnout Revenue. The “Seller’s Products Incremental Earnout Revenue” shall equal the greater of: (A) the dollar value of Buyer’s revenues solely from the sale of the Seller’s Products received by Buyer during the 4th quarter following the Closing Date; or (B) the quarterly average of Buyer’s revenues solely from the sale of the Seller’s Products received by Buyer during the 3 calendar quarters immediately preceding the one (1) year anniversary of the Closing Date.

(2) Calculation of Jointly Developed Products Earnout Payment. The Jointly Developed Products Earnout Payment shall be equal to two (2) times the Jointly Developed Products Incremental Earnout Revenue. The “Jointly Developed Products Incremental Earnout Revenue” shall equal the greater of: (A) the dollar value of Buyer’s revenues solely from the sale of the Jointly Developed Products received by Buyer during the 4th calendar quarter following the Closing Date; or (B) the quarterly average of Buyer’s revenues solely from the sale of the Jointly Developed Products received by Buyer during the 3 calendar quarters immediately preceding the one (1) year anniversary of the Closing Date.

(b) Earnout Verification. Not later than one hundred twenty (120) calendar days following 12 months after the Closing Date, Buyer shall deliver to the Seller a statement showing the computations of the Earnout Payment (the “Earnout Statement”). At such time, Seller shall have the right, exercisable by written notice on or before five (5) Business Days after Seller’s receipt of the Earnout Statement, to appoint a representative to examine such books, records and accounts of Buyer as reasonably necessary to verify the accuracy of the Earnout Statement. Any such review shall be conducted during normal business hours, and shall be subject to such representative being bound by a nondisclosure agreement in customary form. Seller shall have twenty (20) days after the receipt of the Earnout Statement to undertake such a review. Seller shall have thirty (30) days after the receipt of the Earnout Statement to send Buyer notice of Seller’s disagreement with the Earnout Statement. The failure by Seller to give Buyer written notice of Seller’s disagreement within such 30-day period shall constitute acceptance of the amount of the Earnout Statement and the Earnout Statement shall become the “Final Statement”. If Buyer and Seller are unable to resolve their disagreement within ten (10) Business Days after receipt by Buyer of notice of such disagreement, the items in dispute will be referred to an accounting firm mutually acceptable to Buyer and Seller (the “Accountant”) within such 10-day period. The Accountant shall make a determination as to each of the items in dispute, which determination shall be (i) in writing, (ii) furnished to Buyer and Seller as promptly as practicable after the items in dispute have been referred to Accountant, and (iii) conclusive and binding on Buyer and Seller. The Non-Prevailing Party shall pay the fees and expenses of the Accountant. The “Non-Prevailing Party” shall mean (i) in the event that the amount of the Earnout Payment proposed by Buyer is at least 90% of the Earnout Payment as determined by the Accountant, Seller, or (ii) otherwise, Buyer. The Earnout Statement as finally determined by the Accountant, subject to any reduction that Buyer may make to offset Seller’s indemnity obligations pursuant to Section 9 below, shall become the Final Statement. No later than five (5) Business Days after the Final Statement is determined (the date of such determination, the “Final Statement Date”), Buyer shall pay to Seller the Earnout Payment as set forth on the Final Statement (the date of such payment, the “Earnout Payment Date”), provided, however, that in the event a claim for indemnification is made by Buyer pursuant to Article IX hereunder, the Earnout Payment shall be subject to the Earnout Escrow provisions of Section 9.7 below.

(c) Earnout Payment Procedures. The Earnout Payment (if any) will be paid, in Buyer’s sole discretion, in (i) cash or (ii) the number of shares of Buyer’s Common Stock equal to quotient obtained by dividing the Earnout Payment by the Adjusted Buyer Average Price Per Share (such shares, if any, the “Earnout Shares”). The “Adjusted Buyer Average Price Per Share” shall mean the average of the closing per share price of Buyer’s Common Stock on the NASDAQ National Market for the 10 consecutive trading days ending with and including the third business day preceding the Final Statement Date, provided, however, that if the shares of Buyer’s capital stock are no longer traded on a securities exchange or The Nasdaq Stock Market or actively traded over the counter as of the Final Statement Date, the Earnout Payment (if any) shall be paid in cash.

(d) Conduct of Business. Nothing in this Agreement shall affect Buyer’s ability to operate its business or, after the Closing, the Business in such manner as Buyer deems advisable. Buyer agrees that it shall act in good faith with respect to the Earnout Payment.

Section 2.10 Allocation Schedule. The Buyer shall provide Seller with a schedule allocating the Purchase Price among the Assets in accordance with Section 1060 of the Code no later than 60 days following the Closing, which allocation shall be binding on both parties unless the allocation is clearly unreasonable (the “Initial Purchase Price Allocation Schedule”). Seller and Buyer shall prepare and timely file mutually acceptable and substantially identical initial and supplemental IRS Forms 8594 “Asset Acquisition Statements under 1060” (and any corresponding applicable state tax forms) consistent with the Initial Purchase Price Allocation Schedule (giving effect to mutually agreed upon adjustments to the allocations set forth in the Initial Purchase Price Allocation Schedule as a result of any required adjustments to the Initial Purchase Price), which adjustments shall be reasonably consistent with the principles of the original allocation as determined by the Buyer in its good-faith discretion. The parties shall not take any position in any Tax audit or other proceeding inconsistent with such allocation. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof, and the parties shall cooperate in order to preserve the effectiveness of such allocation.

ARTICLE III

REPRESENTATIONS OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by the Chief Executive Officer of the Seller (the “Seller Disclosure Schedule”), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be specifically enough stated to make it clear that it is also relevant to such Section:

3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own its properties and to carry on its businesses as now being conducted. The Seller has all requisite power to execute and deliver this Agreement and the agreements contemplated herein and, upon adoption of this Agreement by the shareholders of the Seller, to consummate the transactions contemplated hereby and thereby. The Seller is duly qualified to do business and in good standing in all jurisdictions in which ownership of property or the character of its business requires such qualification and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Copies of the Articles of Incorporation and Bylaws of the Seller, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

3.2 Capitalization of the Seller. The Seller’s authorized capital stock consists of 10,000,000 shares of common stock with no par value per share, of which 4,151,192 shares are issued and outstanding.

3.3 Subsidiaries. Seller has no subsidiaries and Seller does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other security or interest in any other Person.

3.4 Authorization. The execution and delivery by the Seller of this Agreement and all other documents required to be executed and delivered by the Seller hereunder and thereunder (collectively with this Agreement, the “Transaction Documents”) and, subject to shareholder approval, the consummation by the Seller of all transactions contemplated by the Transaction Documents by the Seller, have been duly authorized by all requisite corporate action. The Seller’s Board of Directors has unanimously approved the Transaction Documents and all actions contemplated thereby. This Agreement has been duly executed and delivered by the Seller. This Agreement and all other Transaction Documents and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws affecting the rights of creditors generally and subject to equitable remedies.

3.5 Compliance with Laws and Other Instruments; Permits. Except as set forth on Schedule 3.5 of the Seller Disclosure Schedule,

(a) the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, as of the date of this Agreement, and the consummation of the transactions contemplated hereby and thereby, as of the Closing Date, do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of the Seller under, or result in any loss of any benefit to which the Seller is entitled, or result in the creation or imposition of any Lien upon any assets or properties of the Seller, under the terms of: (a) the articles of incorporation, bylaws or other charter or organizational document of the Seller, (b) any contract, agreement, lease, license, mortgage, note, bond, debenture, indenture or other instrument or obligation to which the Seller is a party or by or to which it or its assets or properties may be bound or subject, (c) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to the Seller or (d) any license, permit, order, filing, notice, consent, approval, registration, authorization or qualification with or under any foreign, federal, state or local law or governmental or regulatory body (any of the foregoing, a “Permit”) of the Seller;

(b) all of the Assets as used in the Seller’s business conform to all applicable laws and no notice of any violation of any law relating to any of the Assets has been received by the Seller;

(c) the business conducted by the Seller is being and has been conducted in material compliance with all applicable laws, ordinances and regulations of any Governmental Entity. All material Consents necessary to operate the Assets in the ordinary and usual course consistent with past practice have been obtained and are in full force and effect and are being complied with in all material respects. To the knowledge of the Seller, no Governmental Entity has threatened to modify, cancel or terminate any of such Consents; and

(d) the Seller has all material Permits necessary for the operation of the businesses of the Seller as conducted or contemplated to be conducted. All of such material Permits are valid and in full force and effect and there are no proceedings pending, or to the knowledge of the Seller, threatened, which may result in the revocation, cancellation, suspension or adverse modification of any such Permit.

3.6 Seller Financial Statements. Schedule 3.6 of the Seller Disclosure Schedule includes unaudited financial statements of the Seller (balance sheet and statement of income) for the fiscal year ended December 31, 2002 , and its unaudited financial statements (balance sheet, statement of operations ) for the 3-month period ended March 31, 2003 (collectively, the “Financial Statements). The Financial Statements have been prepared using accrual-based accounting, including revenue recognition as described in Schedule 3.6 and fairly present in all material respects the financial condition and results of operations of Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Seller.

3.7 No Undisclosed Liabilities. Except as set forth in Schedule 3.7 of the Seller Disclosure Schedule, the Seller has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, except for (a) trade payables in an amount not to exceed $10,000, (b) liabilities shown on the consolidated balance sheet of the Seller as of March 31, 2003 (the “Most Recent Seller Balance Sheet”) and (c) liabilities for accounting, investment banking and legal fees incurred in connection with the transactions contemplated by the Transaction Documents, provided that any difference between the adjusted tax basis and the fair market value of any asset held by the Seller on the Closing Date shall not be treated as an existing condition, situation or set of circumstances for purposes of this Section 3.7 The Seller maintains and will continue to maintain its current system of accounting as described in the last sentence of section 3.6.

3.8 Absence of Certain Changes or Events. Except as set forth on Schedule 3.8 and as contemplated hereby, since March 31, 2003, there has not been any change, event or development which has had or is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Seller to perform its obligations, or consummate the transactions contemplated, hereunder. Since the date hereof, there has been no material adverse change in the business, operations, financial condition or prospects of the Seller or any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect, other than transactions in the Ordinary Course of Business.

3.9 Tax Matters.

(a) For purposes of this Section 3.9 and other provisions of this Agreement relating to Taxes, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected by Seller and for which Buyer could become liable as successor to or transferee of the Business or the Assets or which could become a charge against or lien on any of the Assets, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(b) All Taxes have been or will be paid by the Seller for all periods (or portions thereof) prior to and through and including the Closing Date. The Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Assets. Seller has complied with all record keeping and tax reporting obligations relating to income and employment Taxes due with respect to compensation paid to employees or independent contractors providing services to the Seller or the Business. The Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code. There have never been any audits or other proceedings with respect to Taxes, there are no pending or, to the Seller’s knowledge, threatened audits or other proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. No agreement or arrangement regarding compensation of any employee providing services to the Seller or the Business provides for any payments which could result in a nondeductible expense to the Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

3.10 Consents and Approvals. Except as set forth on Schedule 3.10, no Permit or other consent, approval, authorization, license or order of, registration or filing with, or notice to any other Person (such Permits, consents, approvals, authorizations, licenses, orders, registrations, filings or notices referred to collectively herein as “Consents”) as of the Closing Date is necessary to be obtained, made or given by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which the Seller is a party or the consummation by the Seller of the transactions contemplated hereby or thereby.

3.11 Title to Assets.

(a) Schedule 3.11(a) to the Seller Disclosure Schedule identifies any and all licenses to and leasehold interests in the Assets.

(b) The Seller has good, valid and marketable title or license to, or in the case of leased assets, valid and subsisting leasehold interests in, each and all of the Assets and, by the execution and delivery at the Closing of the instruments of transfer provided for herein, the Buyer will be vested with good, valid and marketable title to, or will lease under valid and subsisting leases, each and all of the Assets, free and clear of all liens (except liens for Taxes not yet due and payable), mortgages, pledges, imperfections of title, security interests, restrictions, prior assignments, easements, leases, licenses or sublicenses, options, rights of first refusal or first offer, and encumbrances (collectively, “Liens”), except as set forth in Schedules 3.11(a) and 3.13(c) on the Seller Disclosure Schedule.

(c) None of the Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, Lien or other title retention or security arrangement.

(d) All of the Assets are in good operating condition and repair, as required for their use in the Business as presently conducted or currently contemplated to be conducted, and conform to all applicable laws, and no notice of any violation of any law relating to any of the Assets or Assumed Liabilities has been received by Seller.

3.12 Real and Personal Property.

(a) The Seller does not own, and has not owned at any time in the past, any real property.

(b) Except as set forth on Schedule 3.12 (the “Leases”), the Seller is not a party to or bound by any leases of real or personal property, including buildings, structures, improvements and fixed assets, other than the Leases, and any and all interests held by the Seller as lessee under the Leases are free and clear of any and all Liens arising by, through or under the Seller. All of the Leases are unamended, except as noted on Schedule 3.12, and, to the knowledge of the Seller, are in full force and effect. Except as described on Schedule 3.12, all rental and other payments required to be paid by the Seller pursuant to the Leases have been duly paid and the Seller is not in default or in breach in any material respect of any term or provision of any Lease nor has any event occurred which with the giving of notice or the lapse of time or both could constitute such a default or breach.

3.13 Intellectual Property.

(a) Seller owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission, all Intellectual Property it uses or holds for use in connection with the operation of the Business as conducted and as proposed to be conducted, including all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, privileges relating thereto, and rights thereunder, remedies against infringements or misappropriation thereof, and rights to protection of interests therein under the laws of all jurisdictions (collectively, the “Company Intellectual Property”).

(b) Schedule 3.13(b) (i) contains a true and complete list of all domain names, patents, copyrights, trademarks and registrations (including any continuations,

divisionals, continuations-in-part, renewals, reissues, applications relating thereto) covering or relating to any Company Intellectual Property; and (ii) identifies which of the foregoing is owned by the Seller and which is licensed by the Seller. The Seller is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 3.13(b) that is owned by Seller.

(c) Schedule 3.13(c) sets forth a complete and accurate list of each license, sublicense, permission, covenant not to sue or agreement to which the Seller is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Company Intellectual Property, or (ii) restricting the Seller’s rights to use any Company Intellectual Property (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of the Seller and, to the knowledge of the Seller, of all other parties thereto, enforceable against the Seller and, to the knowledge of the Seller, against all other parties thereto, in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Seller or, to the knowledge of the Seller, by any other party thereto, under any such License Agreement. The Seller has not granted or obtained a license, sublicense or other right in any Intellectual Property other than pursuant to the License Agreements.

(d) Except as set forth on Schedule 3.13(d):

(i) The Seller owns, or has a valid right to use, free and clear of all Liens, all of the Company Intellectual Property, subject to the terms and conditions of the License Agreements.

(ii) The Company Intellectual Property owned by the Seller, and to Seller’s knowledge, all other Company Intellectual Property, is valid and subsisting, in full force and effect, and no rights therein have been cancelled, expired, or abandoned or otherwise deemed or adjudicated unenforceable.

(iii) There is no pending or threatened claim, suit, office action, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction involving the Company Intellectual Property owned by the Seller, or, to the best of the Seller’s knowledge, any other Company Intellectual Property, alleging that the activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property any third party, or challenging the Seller’s ownership or use of, or the validity, enforceability or registrability of, any Company Intellectual Property. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Seller’s right to use any Intellectual Property, (ii) restrict the Seller’s operation or conduct of the Business, or (iii) Seller is a party to and permit third parties to use any Company Intellectual Property.

(iv) The Company Intellectual Property constitutes all Intellectual Property necessary or desirable for the Business as conducted and, to the best of Seller’s knowledge, as proposed to be conducted. The Business as conducted and as proposed to be conducted does not and, to the best of Seller’s knowledge, will not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any

Intellectual Property Rights of any third party. To the best of Seller’s knowledge, no third party has misappropriated, infringed, violated or otherwise come into conflict with any Company Intellectual Property, and Seller has not brought or threatened any claim, suit arbitration or other adversarial proceeding against any third party with respect to any Company Intellectual Property.

(v) The Seller takes all reasonable measures customary in its industry to protect its proprietary and confidential information and trade secrets, including requiring its employees, agents and other parties having access thereto to execute written non-disclosure agreements, and requiring its employees, consultants and agents to assign to it any and all inventions, discoveries and other Intellectual Property conceived, reduced to practice, develop or discovered by such persons made within the scope of their employment. To the Seller’s knowledge, no party to any non-disclosure or assignment agreement to which Seller is a party is in breach or default thereof.

(vi) No current or former partner or employee or consultant of the Seller or current or former employer of any of the Seller’s employees, former employees, consultants or agents (or any of their respective successors or predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Company Intellectual Property, or be entitled to receive a royalty or other consideration for Seller’s use of the same.

(e) All Software which the Seller owns or purports to own was either developed (i) by employees or former employees of the Seller within the scope of their employment or (ii) by independent contractors who have assigned their rights in the Software to the Seller pursuant to written agreements.

(f) Except as set forth in Schedule 3.13(f), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Seller’s rights in any Company Intellectual Property (other than the fact that, upon Closing, the Buyer will acquire all of the Seller’s such rights), nor will it require the consent of any Governmental Entity or third party in respect of any such Company Intellectual Property. Except as set forth on Schedules 3.10 and 3.13(f), no consents are required in order for the Buyer to assume the rights and obligations of the Seller under any License Agreement.

(g) Seller has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to any Company Intellectual Property.

3.14 Insurance. The Seller has policies of insurance and bonds of the type and amount customarily carried by persons conducting business or owning assets similar to those of the Seller. Schedule 3.14 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software errors and omissions, employees, officers and directors of the Seller and all claims made under any insurance policy since December 31, 2002. Except as set forth in Schedule 3.14 of the Seller Disclosure Schedule, there is no claim by the Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Seller is otherwise in compliance in all material respects with the terms of such policies and bonds. The Seller has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.15 Litigation. Schedule 3.15 of the Seller Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction issued by or enforceable by a Governmental Entity to which the Seller is a party, or which involves the Assets, (b) any written claim, demand, complaint, action, suit, proceeding, or hearing or, to the Seller’s knowledge any investigation of or in, any Governmental Entity or before any arbitrator involving any of the Assets or to which the Seller is a party or, to the knowledge of the Seller, is threatened to be made a party, and (c) any written claims involving the Assets or against the Seller by third persons of which the Seller is aware and any reasonable basis for any third party claims. None of the demands, claims, complaints, actions, suits, proceedings, hearings, and investigations set forth in Schedule 3.15 of the Seller Disclosure Schedule would reasonably be expected to have a Material Adverse Effect.

3.16 Employees and Consultants.

(a) Schedule 3.16 of the Seller Disclosure Schedule contains a list of all current employees and consultants of the Seller, along with the position of each such person, as well as any stock or option holdings of such employees and consultants. Except as specified in Schedule 3.16 of the Seller Disclosure Schedule, each employee and consultant to the Seller has entered into a confidentiality and assignment of inventions agreement with the Seller, a copy of each of which has previously been delivered to the Buyer (the “Confidentiality Agreements”). Schedule 3.16 of the Seller Disclosure Schedule contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reasons therefor, the expected length of such leave, and whether such leave has been approved. Except for the Confidentiality Agreements, there are no written or oral contracts of employment or consulting agreements between Seller and the current employees and consultants of Seller.

(b) The Seller is not a party to or is bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, and claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort made or threatened, either currently or since its inception, by or on behalf of any labor union with respect to employees of the Seller. The Seller has not experienced any material work stoppage or other material labor difficulty. The Seller has not engaged in any unfair labor practice.

(c) Except as set forth on Schedule 3.16(c), Seller has no agreements or arrangements with persons titled as independent contractors or consultants, as a result of which, by virtue of the control exercised by the Seller, the type of work performed by the persons or any other circumstances, such persons could reasonably be deemed to be employees of the Seller. The Seller has complied in all material respects with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Seller.

(d) The Seller has complied in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment. There is and has not been any claim against the Seller, its officers or employees or, to the Seller’s knowledge, threatened against the Seller or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar conduct, or based on actual or alleged breach of contract with respect to any person’s employment by the Seller nor, to the knowledge of the Seller, is there any basis for any such claim. Schedule 3.16(d) of the Seller Disclosure Schedule sets forth each claim against the Seller under any workers compensation plan or policy or for long-term disability or for unemployment compensation.

(e) To the extent employees of the Seller are terminated from employment prior to and in connection with the transactions contemplated hereby, (i) the Seller will not incur any liability, and will have complied in all respects with, the Worker Adjustment Retraining Notification Act (the “WARN Act”), and (ii) as of the termination date of any such employee of the Seller, the Seller shall have paid all wages, accrued and unused vacation pay and severance pay due such terminated employee.

3.17 Employee Benefits.

(a) Schedule 3.17 of the Seller Disclosure Schedule contains a complete and accurate list of all the Seller Employee Benefit Plans that are maintained, or contributed to, by the Seller, or any Seller ERISA Affiliate. For purposes of this Agreement, “Seller Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained, or contributed to, by the Seller or any Seller ERISA Affiliate. For purposes of this Agreement, “Seller ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller. Complete and accurate copies of (i) all the Seller Employee Benefit Plans which have been reduced to writing, (ii) written summaries, if any, of all unwritten the Seller Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, if any, and (iv) the most recent annual report filed, if any, on IRS Form 5500, 5500C or 5500R for each the Seller Employee Benefit Plan, have been delivered to the Buyer. Each the Seller Employee Benefit Plan has been administered in all material respects in accordance with its terms, and each of the Seller and Seller ERISA Affiliates has in all material respects met its obligations with respect to such the Seller Employee Benefit Plan and has made all contributions thereto which are required to be made prior to the date hereof. With respect to each the Seller Employee Benefit Plan, the Seller and each Seller ERISA Affiliate has prepared in good faith and timely filed all requisite government reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed an distributed or posted all notices and reports to employees required to be filed, distributed or posted. the Seller and all the Seller Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

(b) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Seller Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) suits or proceedings and, to the Seller’s knowledge, there are no investigations by any Governmental Entity, against or involving any the Seller Employee Benefit Plan or asserting any rights or claims to benefits under any the Seller Employee Benefit Plan that could give rise to any material liability.

(c) All the Seller Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are qualified and have received determination letters from the Internal Revenue Service to the effect that such the Seller Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, revocation has not been threatened, and no such the Seller Employee Benefit Plan has been amended since the date of its most recent determination letter in any respect which would adversely affect such letter, and, to the Seller’s knowledge, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(d) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, neither the Seller nor any Seller ERISA Affiliate has ever maintained a the Seller Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e) At no time has the Seller or any Seller ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, there are no unfunded obligations under any Seller Employee Benefit Plan providing benefits after termination of employment to any employee of the Seller or any Seller ERISA Affiliate (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

(g) To the knowledge of the Seller, no act or omission has occurred and no condition exists with respect to any the Seller Employee Benefit Plan that would subject the Seller or any Seller ERISA Affiliate to any material fine, penalty, tax or fiduciary liability imposed under ERISA or the Code. With respect to each the Seller Employee Benefit Plan, the Seller and each the Seller Affiliate has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any similar applicable state law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act (“HIPAA”) and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law.

(h) No the Seller Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, no the Seller Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Seller or any Seller ERISA Affiliate from amending or terminating any such the Seller Employee Benefit Plan.

(j) No Seller Employee Benefit Plan as in effect as of the date of this Agreement provides for severance pay or any other severance benefit to any the Seller employee in excess of an amount equal to four weeks of such the Seller employee’s base salary.

(k) Other than any option agreements between the Seller and certain individuals for the grant of options to purchase Seller Common Stock listed on Schedule 3.16(a) of the Seller Disclosure Schedule, Schedule 3.17 of the Seller Disclosure Schedule discloses each: (i) written and oral agreement with any director, officer or other employee of the Seller and Affiliates (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller or its Affiliates of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; (ii) agreement, plan or arrangement under which any person may as a result of the transactions contemplated hereby receive payments from the Seller or its affiliates that may be subject to the tax imposed by Section 4999 of the Code or may be included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller or its affiliates, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any the Seller Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.18 Environmental and OSHA.

(a) Hazardous Material. Except as set forth in Schedule 3.18 of the Seller Disclosure Schedule, no material amount of any substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, urea-formaldehyde and all substances listed pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and the United States Resource Recovery and Conservation Act of 1976, as amended from time to time, and the regulations and publications promulgated pursuant to said laws (a “Hazardous Material”), is, to the knowledge of the Seller, present as a result of the actions or inactions of the Seller (or, to the knowledge of the Seller, as a result of any actions or inactions of any third party or otherwise) in violation of any law in effect on or before the

Closing Date, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Seller has at any time operated, occupied or leased.

(b) Hazardous Materials Activities. Seller has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Seller disposed of, transferred, sold or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Recovery and Conservation Act of 1976, the Toxic Substances Control Act of 1976, and other applicable state or federal acts (including the rules and regulations thereunder) as in effect on or before the Closing Date.

(c) Environmental Permits. The Seller currently holds no environmental approvals, permits, licenses, clearances and consents and none are necessary for the conduct of the Seller’s Hazardous Material Activities, if any, and other business activities of the Seller as such activities are currently being conducted.

3.19 Certain Business Relationships with Affiliates.

(a) Except as set forth in Schedule 3.19(a) of the Seller Disclosure Schedule, no Affiliate of the Seller (i) owns any property or right, tangible or intangible, which is used in the business of the Seller, (ii) has any claim or cause of action against the Seller, (iii) owes any money to the Seller, or (iv) has loaned any money to the Seller which has not be repaid in full. Schedule 3.19(a) of the Seller Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof.

(b) Except as listed on Schedule 3.19(b) of the Seller Disclosure Schedule, no Affiliate owns or has any rights in or to any of the Assets.

3.20 Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, investment banker, finder or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document.

3.21 Minute Books. The minute books and other similar records of the Seller which are corporations contain true and materially complete records of all actions taken at any meetings of the Seller’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting, and all charter and bylaw documents and amendments thereto.

3.22 Products.

(a) All products, and the delivery thereof, sold by or on behalf of the Seller have been in material conformity with all applicable contractual commitments and all expressed or implied warranties (including warranties imposed by the application of law) and no material liability exists or is reasonably expected to arise for replacement or damage in connection with such sales or deliveries, except as are adequately reserved for on the Most Recent Seller Balance Sheet. No products heretofore sold, delivered or leased by the Seller are subject to any guarantee, express warranty, claim for product liability, or patent or other indemnity, other than those products sold, delivered or leased in accordance with the standard terms and conditions of sale or lease of the Seller as set forth on Schedule 3.22(a) of the Seller Disclosure Schedule.

(b) Schedule 3.22(b) of the Seller Disclosure Schedule contains an accurate and complete statement of all express warranties of the Seller with respect to products sold by the Seller.

(c) Except as set forth on Schedule 3.22(c) of the Seller Disclosure Schedule, all products sold by the Seller, whether in the United States or any foreign jurisdiction, have been approved by all required certification agencies in accordance with applicable law. All such approvals are listed on Schedule 3.22(c) of the Seller Disclosure Schedule and are in full force and effect, and there are no notices relating to the withdrawal of any such approval or requiring any modification of a product in order to preserve any such approval.

(d) Schedule 3.22(d) of the Seller Disclosure Schedule contains a complete and accurate list and summary description of all debts, liabilities, claims or obligations of any nature or kind whatsoever known to Seller, whether due, to become due, accrued, absolute, contingent or otherwise (“Liabilities”), arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product sold by the Seller. There are no pending or, to Seller’s knowledge, overtly threatened recalls of, and no report relating to a recall has been filed or is required to have been filed by the Seller with respect to, any products sold by the Seller under any applicable foreign, federal, state or local law or regulations. To the knowledge of the Seller, there is no basis for any assertion against the Seller of any Liabilities in respect of the products sold by the Seller.

(e) The total number of products sold by the Seller as part of its business and returned by customers of Seller, or in respect of which customers have made a warranty claim, request for refund or similar claim, during the period from December 31, 2000 through May 31, 2003 is less than 2% of the total number of gross sales made by the Seller for each month during this period. The Seller is not aware of any facts or circumstances that suggest that there will be or which would result in an increase in the number of returns or warranty or similar claims after the date of this Agreement. The Seller will be liable to pay for any returns or warranty or similar claims made during the period of 45 days from the date of Closing which is in excess of 2% of the total number of sales made by the Seller prior to Closing.

(f) At least ninety-eight per cent of the total number of orders accepted by the Seller as part of its business during the period from December 31, 2000 through May 31, 2003 have been completely filled in accordance with the order accepted.

3.23 Assets Generally.

(a) The Assets include all properties, tangible and intangible, and only such properties, currently used by Seller in operating the Business and necessary for Buyer to operate the Business after the Closing Date in a manner substantially equivalent to the manner in which Seller has operated the Business prior to and through the Closing Date. Other than the

Consents, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to operate the Business and use the Assets in the manner in which Seller has operated the same.

(b) Seller holds good and marketable title, license to or leasehold interest in all of the Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Assets free and clear of any Liens and there exists no restriction on the use or transfer of the Assets. No Person other than Seller has any right or interest in the Assets, including the right to grant interests in the Assets to third parties, except for Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.

(c) None of the Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

3.24 Computers and Software. Set forth on Schedule 3.24 are all of Seller’s computer systems and software with a notation of whether they are licensed or owned and whether they are part of the Assets.

3.25 Shareholder Consents. Other than the approval of the holders of at least a majority of the shares of the Seller’s common stock, no other action, approval, vote or consent of any of the holders of the Seller’s securities is required under the Articles of Incorporation or by laws of the Seller or any applicable law to consummate this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby.

3.26 Contracts. Schedule 3.26 lists each Contract that is material to Seller, the Business or the Assets, including without limitation:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for annual lease payments in excess of $500;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss, or involve consideration in excess of $500 per annum;

(c) any agreement concerning confidentiality or nondisclosure;

(d) any agreement which prohibits Seller from freely engaging in business anywhere in the world;

(e) any guaranty or undertaking to be liable for the debts of others;

(f) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(g) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $1,000 per annum for Seller;

(h) any agreement relating to ownership of or investments held by Seller (including investments in joint ventures and minority equity investments); and

(i) all agreements relating to the licensing of Intellectual Property by the Seller to a third party or by a third party to the Seller and all other agreements affecting any of the Seller’s ability to use or disclose any of the Intellectual Property, except for mass-marketed “shrinkwrap” software having a retail price of less than $2,000 per copy;

(j) all sales, partner, reseller, distributor, consultant, licensing and other similar agreements of Seller; and

(k) all other Contracts which (1) are material to the Business, (2) the absence of which would have a Material Adverse Effect, or (3) which are believed by Seller to be of unique value even though not material to the Business.

Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 3.26 and a written summary setting forth the terms and conditions of each oral agreement listed in Schedule 3.26. Except as set forth on Schedule 3.26, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement or given notice that the agreement has terminated or will be terminating.

3.27 Suppliers. There are no suppliers of products or services to Seller that are material to Seller’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace. No supplier of products or services to Seller has notified Seller that it intends to terminate its business relationship with, and Seller does not have knowledge of any dispute with any material supplier of products or services to Seller.

3.28 Customers. Seller has provided Buyer with a true and accurate list of the names and addresses of all customers who purchased more than $5,000 during the fifteen (15) month period ended March 31, 2003 (the “Material Customers”). Seller has not received any indication from any Material Customer that such customer intends to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Seller.

3.29 Accounts Receivable. Each note and account receivable arising from services and/or sales by Seller, whether or not earned thereby on the date hereof or on the Closing Date, constitutes a bona fide receivable resulting from a bona fide sale to a customer in the Ordinary Course of Business on commercially reasonable terms where the principles that allow revenue recognition for such sale have been met, the amount of which was actually due on the date thereof and is not subject to any valid counterclaim or setoff.

3.30 Letters of Credit. Seller is not a party to or obligated under any letters of credit or credit acceptances or any similar type instrument.

3.31 No Fraudulent Conveyance. On the Closing Date, the Seller will not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement and will not otherwise be insolvent. The Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. The transactions contemplated in this Agreement will not constitute a fraudulent conveyance or any act with similar consequences or potential consequences, or otherwise give rise to any right of any creditor of the Seller whatsoever to lodge any claim against any of the Assets in the hands of the Seller after the Closing.

3.32 Creditor Filings. Except as set forth on Schedule 3.32 of the Seller Disclosure Schedule or as required to comply with Oklahoma bulk sales laws, no filing (e.g., any filing to notify creditors of a change of ownership of personal property not accompanied by a physical relocation of the personal property) is necessary in order to prevent the creditors of the Seller from prosecuting any claims against the Seller by means of levying or taking any similar action with respect to the Assets.

3.33 Bulk Sales Law. Seller shall make all such filings as are required in connection with the Bulk Sales laws of Oklahoma, including, without limitation, any filings and public notice requirements of the Oklahoma Uniform Commercial Code.

3.34 Disclosure.

(a) No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Seller Disclosure Schedule or in any other transaction document delivered to or to be delivered by the Seller pursuant to this Agreement, and no statement made by the Seller to its creditors in connection with the settlement of such creditor’s claims, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, as a whole.

(b) The Seller has disclosed to the Buyer any and all facts pertaining to the Assets (including but not limited to the Company Intellectual Property ) that affects, or in the Seller’s reasonable estimation are likely in the future to affect, the business conducted by the Assets or the Assets in a material adverse manner.

(c) The Seller has disclosed to the Buyer all of the material assets of its business.

(d) None of the Transaction Documents or the Seller Disclosure Schedule supplied by or on behalf of Seller to Buyer (or any agent or representative of Buyer) under or in connection with the Transaction Documents or the transaction contemplated by them contains any untrue statement of a material fact or omits to state a material fact required to be stated in them or needed to make the statements contained in them not misleading.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER

CONCERNING TRANSFER OR RESTRICTIONS ON TRANSFER

4.1 Purchase Entirely For Own Account. This Agreement is made with the Seller in reliance upon the Seller’s representations to the Buyer hereunder, including but not limited to the representations to be made by the Seller pursuant to the Seller’s ongoing covenants in Section 6.18 below, which by the Seller’s execution of this Agreement, the Seller hereby confirms that the common shares of Buyer (the “Securities”) to be acquired by the Seller pursuant to this Agreement will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that, except as set forth in Section 4.2, the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Seller has not been formed for the specific purpose of acquiring the Securities.

4.2 Transfer Restrictions. Seller agrees that it will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Securities, except that Seller may sell such Securities pursuant to a valid, fully effective Registration Statement, as such term is defined in Section 6.12 hereunder, or pursuant to a sale in full compliance with Rules 144 and 145 of the Securities Act and delivery to the Buyer of a legal opinion acceptable to the Buyer. Notwithstanding anything in the preceding sentence or anything to the contrary in this Agreement, Seller agrees that (i) until the Final Statement Date, it shall not sell Securities in any one month in a number greater than 40% of the number of Initial Purchase Shares, or (ii) following the Final Statement Date, it shall not sell any number of Securities in a number greater than the larger of: (a) 40% of the Initial Purchase Shares or (b) 20% of the number of Earnout Shares (if any shall be issued).

4.3 Disclosure of Information. The Seller believes it has received all of the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Seller further represents that it has had an opportunity to ask questions and receive answers from the Buyer regarding the Securities.

4.4 Restricted Securities. The Seller understands that the Securities have not been, and will not be as of the Closing Date, registered under the Securities Act, and are being sold to Seller by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Securities unless and until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

4.5 Legends. The Seller understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR DISTRIBUTED EXCEPT IN COMPLIANCE WITH CERTAIN RESTRICTIONS SET FORTH IN AN ASSET PURCHASE AGREEMENT DATED JULY 2, 2003 BETWEEN THE ISSUER AND LOUDFIRE, INC.

(b) Any legend required by the laws of the States of California or Kansas, including any legend required by the California Department of Corporations.

(c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4.6 Corporate Securities Law. THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA. THE ISSUANCE OF SUCH SECURITIES OR THE RECEIPT OF ANY PART OF THE ASSETS FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

ARTICLE V

REPRESENTATIONS OF BUYER

The Buyer represents and warrants to the Seller that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by the Chief Executive Officer or VP Finance & Administration of the Buyer (the “Buyer Disclosure Schedule”), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be specifically enough stated to make it clear that it is also relevant to such Section:

5.1 Organization. The Buyer and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation, and have all requisite power and authority to own their properties and to carry on their business as now being conducted. The Buyer has all requisite power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Buyer and its Subsidiaries are duly qualified to do business and in good standing in all jurisdictions in which their ownership of property or the character of their business requires such qualification and where failure to be so qualified would reasonably be expected to have a Buyer Material Adverse Effect. Certified copies of the Certificates of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

5.2 Buyer Capital Structure. The authorized capital stock of the Buyer consists of 80,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of June 30, 2003, (i) 47,511,674 shares of Buyer Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Buyer Series A Preferred Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (iii) options to purchase 6,316,499 shares of Common Stock were issued and outstanding pursuant to Buyer’s stock option plans, and (iv) 4,835,309 shares of Buyer Common Stock were reserved for future issuance pursuant to Buyer’s stock option plans and warrants.

5.3 Subsidiaries. The only Subsidiaries of the Buyer are those listed in the Buyer Disclosure Schedule. All of the outstanding shares of capital stock of each of the Buyer’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Buyer free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Buyer’s voting rights, charges or other encumbrances of any nature.

5.4 Buyer’s Authorization. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Buyer. This Agreement and all such other Transaction Documents and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against them in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the rights of creditors generally and subject to equitable remedies. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice of the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer (assuming compliance with the requirements of the HSR Act) and which would reasonably be expected to have a Buyer Material Adverse Effect; (b) violate the provisions of the Certificates of Incorporation or Bylaws of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Buyer or of any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is or may be bound and which would reasonably be expected to have a Buyer Material Adverse Effect.

5.5 SEC Filings; Financial Statements.

(a) Buyer has filed and provided to the Seller all forms, reports and documents, including all exhibits thereto, required to be filed by Buyer with the SEC since July 31, 2000, including its Form 10-K filed for the fiscal year ended July 31, 2002 and its Form 10-Q’s for the quarters ended January 31, 2003 and April 30, 2003, respectively (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including Buyer’s unaudited consolidated balance sheet as of April 30, 2003 (“Most Recent Buyer Balance Sheet”) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented in all material respects the consolidated financial position of Buyer as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject to normal and recurring year-end adjustments).

(c) Since April 30, 2003, Buyer has not suffered any Buyer Material Adverse Effect, and no event has occurred which reasonably would be expected to result in a Buyer Material Adverse Effect.

(d) Seller is eligible to and fulfills all SEC requirements to file a Form S-3 Registration Statement.

5.6 No Undisclosed Liabilities. Except as set forth in Section 5.6 of the Buyer Disclosure Schedule, Buyer and its Subsidiaries have no liability whether absolute or contingent (whether liquidated or unliquidated and whether due or to become due), and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, except for (a) liabilities shown on the Most Recent Buyer Balance Sheet, (b) liabilities which have arisen since April 30, 2003 in the Ordinary Course of Business, (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet or disclosed in the notes thereto under GAAP, and (d) liabilities for accounting, investment banking and legal fees incurred in connection with the transactions contemplated hereby, provided that any difference between the adjusted tax basis and the fair market value of any asset held by the Seller or its Subsidiaries on the Closing Date shall not be treated as an existing condition, situation or set of circumstances for purposes of this Section 5.6.

5.7 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation that has not been disclosed pursuant to the Buyer SEC Reports or that, since the date of the latest Buyer SEC Report, would give rise to a requirement that Buyer file a Current Report on Form 8-K.

5.8 Disclosure. No representation or warranty by Buyer contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or in any other transaction document delivered to or to be delivered by Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, as whole.

ARTICLE VI

COVENANTS

6.1 Conduct of Business. From the date hereof until the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article VIII hereof, except as otherwise required or contemplated hereunder or with the prior written approval of the Buyer, the Seller will conduct its operations in accordance with its Ordinary Course of Business.

6.2 Access to Information; Consultation; Confidentiality.

(a) Access to Information, Consultation. From the date hereof until the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article VIII hereof, the Seller, upon reasonable notice, will (i) disclose and make available during normal business hours, and use commercially reasonable efforts to cause its agents and authorized representatives (including legal counsel and independent public accountants) to disclose and make available during normal business hours (unless such information is not located on the premises, in which case access shall not be limited to normal business hours), to Buyer, and its representatives all books, papers, records, files, facilities and personnel of the Seller, including, but not limited to, the general ledger and all other all books of account, all financial statements, Tax records, Tax Returns, minute books of meetings of the Board of Directors of the Seller and its committees and shareholders, all organizational documents, all information relating to the Seller’s websites, products, business methods, services (including, but not limited to, research and development reports and data on competitors and the markets for the products sold by the Seller), contracts and agreements, loan files, filings with any Governmental Entity, accountants’ work papers, litigation and claim files, employment agreements and employee plans affecting employees or former employees of the Seller and any other business activities or prospects of the Seller as Buyer, the Buyer or their representatives may from time to time reasonably request and (ii) cause its management and other employees, agents and authorized representatives (including legal counsel and independent public accountants) to be available to confer with the Buyer and its representatives during regular business hours; provided however, that no such access, disclosure or conference afforded to Buyer according to this Section 6.2 shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Seller contained in the Transaction Documents or any right of the Buyer to rely on any of Seller’s such representations, warranties and covenants. The Seller will, and will cause its employees, agents and representatives to, cooperate in good faith with the Buyer and its representatives in connection with any access, disclosure or conference provided for in this Section 6.2, including, without limitation, providing the Buyer with any written authorization necessary to obtain from any Governmental Entity information with respect to the Buyer.

(b) Confidentiality.

(i) The Buyer will maintain the confidentiality of all confidential information provided to it in accordance with this Section 6.2 pursuant to the terms of the Non-Disclosure Agreement, effective as of April 16, 2003, between the Seller and the Buyer (the “Non-Disclosure Agreement”); provided, however, that the Buyer’s and the Buyer’s obligations under the Non-Disclosure Agreement with respect to confidential information relating specifically to the Assets shall terminate and be of no force or effect from and after the Closing. The Seller will maintain the confidentiality of, and will cause its employees, former employees, directors, consultants, agents and authorized representatives maintain the confidentiality of, all confidential information related to the Assets and to the Seller’s business and operations. The Seller’s obligation to maintain confidentiality in accordance with the preceding sentence will continue in full force and effect from and after the Closing.

(ii) Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions envisioned herein and, from and after the earlier of the date of execution of definitive agreements (if so executed) to enter into the transactions envisioned herein, the public announcement of the transactions envisioned herein or the public announcement of our discussions regarding the transactions envisioned herein, may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions envisioned herein and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent

6.3 Consents and Approvals. As soon as practicable after the execution of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to obtain all Consents necessary for (i) the Seller to transfer the Assets to the Buyer or otherwise to lawfully consummate this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; and (ii) the Buyer to own, lease, use and operate the Assets at the places and in the manner in which such Assets are owned, leased, used and operated as of the date of this Agreement and on the Closing Date. Seller shall deliver to Buyer any assignments, and any required consents to assignment, that it has obtained in respect of the Contracts, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request. The parties hereto shall cooperate with one another in exchanging such information and shall provide one another with such reasonable assistance as may be required by any Governmental Entity or as any other Person may reasonably request in connection with the foregoing.

6.4 Notification of Certain Matters. Each party hereto (the “Notifying Party”) shall give prompt notice to the other parties hereto of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the Notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not cure such failure or limit or otherwise affect the remedies available hereunder to the parties receiving such notice. Without limiting the generality of the foregoing, from the date hereof through the earlier of the Closing Date and the date of any termination of this Agreement pursuant to Article VIII hereof, the Notifying Party shall promptly notify the other parties hereto of any action or proceeding of the type required to be described in Sections 3.15 or 5.7 hereof that is commenced or, to its knowledge, threatened against the Notifying Party, or against any officer or director of the Notifying Party or any of its Subsidiaries with respect to the affairs of the Notifying Party, and of any request for additional information or documentary materials by any Governmental Entity in connection with the transactions contemplated hereby.

6.5 Commercially Reasonable Efforts. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.6 No Solicitation. From the date hereof until the earlier of the Closing Date and the date of any termination of this Agreement pursuant to Article VIII hereof, the Seller and its representatives shall not, and the Seller shall not permit any of its employees, shareholders, consultants, or advisors, to directly or indirectly, (a) furnish any written or oral information relating to the Assets or afford access to the facilities, books and records or personnel of the Seller or its business to any Person in connection with the matters set forth in Section 6.6(b) other than the Buyer and its representatives except in the Ordinary Course of Business, or (b) distribute a proposed agreement contemplating, initiate, pursue, engage in or continue any discussions or negotiations relating to, or solicit, initiate, encourage, discuss or accept any offers for, the sale of the Assets to any Person other than the Buyer and Seller shall use its best efforts to prevent any of its employees, shareholders or advisors from taking any such actions.

6.7 Public Announcements. Prior to issuing any press release or making any public statement pertaining to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, the Buyer shall notify the Seller, and the Seller shall notify the Buyer, and neither the Buyer (or its Affiliates), on the one hand, nor the Seller, on the other hand, shall issue, authorize or cause to be issued any such press release or make any such public statement without obtaining the written approval (which shall not be unreasonably withheld) of the party or parties so notified, except that the financial terms of this Agreement and any other Transaction Document shall not be disclosed by either the Buyer (and its Affiliates), on the one hand, nor the Seller, on the other hand, without obtaining the prior consent of the other, which consent may be withheld in the other’s sole discretion; provided, however, that each party hereto will in any event have the right to issue any such release or statement upon advice of its counsel that such issuance is required in order to comply with applicable law or an applicable stock exchange rule, in which event the disclosing party will endeavor to provide prior notice of such disclosure to the other party. Subject to the foregoing approval, the Seller acknowledges that the Buyer will issue press releases and provide disclosure through its SEC filing documents in connection with the transactions contemplated in this Agreement and the Transaction Documents.

6.8 Supplemental Disclosure. The Seller shall promptly inform the Buyer in writing of any fact or circumstance known to Seller that would constitute a material breach of any representations or warranties contained in Article II or III or would cause any of the conditions set forth in Section 7.1 or 7.2 hereof not to be fulfilled.

6.9 Option Plans; Warrants; Other Rights. The Seller agrees and understands that the Buyer will not assume or substitute any equivalent options, warrants or other rights for any outstanding options, warrants or other rights to purchase Seller Capital Stock.

6.10 Repayment of Obligations. The Seller hereby covenants to take any and all actions necessary to ensure that, as of the Closing, any loans made to the Seller from third parties will be repaid in full, forgiven or otherwise settled (such that all of Seller’s obligations under such loans shall have been cancelled and terminated in full). The Seller shall provide to the Buyer documentation reflecting the foregoing cancellations, terminations, relinquishments, waivers and releases.

6.11 Prohibition on Re-Sale and Hedging. Except as otherwise provided for in this Agreement, and until all of the Securities have been sold pursuant to the terms of this Agreement, the Seller hereby agrees that from the date of this Agreement, the Seller will not offer any of the Securities for re-sale or otherwise dispose of them without the prior written consent of the Buyer, nor shall it directly or indirectly engage in short sales, derivative transactions or any similar hedging techniques or strategies involving any of the Securities, or enter into any agreement with respect to the foregoing.

6.12 Registration of Shares Issued to the Seller Shareholders.

(a) Shelf Registration. Buyer shall make commercially reasonable efforts to prepare and file with the SEC a “Shelf” registration statement (such registration statement including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, a “Registration Statement”) covering all of the Initial Purchase Securities (including any shares of the Buyer capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to such Securities) which are held by the Seller (the “Initial Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 within 60 days of the Closing Date (the “Initial Registration Deadline”). Following the payment of the Earnout Shares, if any, Buyer shall make commercially reasonable efforts to prepare and file with the SEC a Registration Statement covering all of the Earnout Shares (including any shares of the Buyer capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to such Securities) which are held by the Seller (or, in the Buyer’s sole and absolute discretion, to cause the Initial Registration Statement to cover such Earnout Shares) (the “Earnout Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 within 60 days of the Earnout Payment Date, if any (the “Earnout Registration Deadline”).

Each Registration Statement shall be on Form S-3. Notwithstanding the foregoing, (i) Buyer, in its sole and absolute discretion, shall have the option to elect to put each such Registration Statement on Form S-1 or Form S-4 and (ii) under no circumstances shall Buyer be obligated to put either such Registration Statement on Form S-1 or Form S-4.

The Buyer shall use its reasonable best efforts to cause each Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the date which is one year after the date that such Registration Statement (or a subsequent amendment that is filed by the Buyer to cause the Initial Registration Statement to cover any Earnout Shares) is declared effective by the SEC or such earlier date when all Securities covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel to the Buyer pursuant to a written opinion letter to such effect (the “Effectiveness Period”). Anything to the contrary contained herein notwithstanding, the Buyer shall not voluntarily take any action that would prevent the sale of the Securities during the Effectiveness Period, unless such action is required under applicable law, as evidenced by an opinion of counsel to the Buyer or such other evidence as the Seller may deem acceptable, or the Buyer has, upon written advice of counsel, filed a post-effective amendment to the Registration Statement and the SEC has not declared it effective.

Notwithstanding the foregoing or anything to the contrary contained herein, Buyer shall not be obligated to effect any such Registration Statement or to keep such Registration Statement effective: (i) if Buyer shall furnish to the Seller a certificate signed by the President of the Buyer stating that in the good faith judgment of the Board of Directors of the Buyer, it would be seriously detrimental to the Buyer and its stockholders for such Registration Statement to be effected or to be kept effective at such time, in which event the Buyer shall have the right to defer the filing of the Registration Statement or to stop effectiveness of the Registration Statement for a period of not more than 90 days following the date of such certificate; provided, however, that the Buyer shall not utilize this right more than once in any 6-month period, (ii) in any particular jurisdiction in which the Buyer would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, (iii) if the Buyer ceases to be subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, or (iv) shares of Buyer’s capital stock are no longer traded on a securities exchange or The Nasdaq Stock Market or actively traded over the counter. In the event that Buyer is no longer obligated to effect any such Registration Statement or to keep such Registration Statement effective as a result of clause (iii) or clause (iv) of the preceding sentence, the Transfer Restrictions in Section 4.2 hereof shall not apply and Seller hereby agrees to the following alternative transfer restriction: Seller agrees that it will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Securities, except that Seller may sell such Securities if it sells such shares to a single “accredited investor” as that term is defined under Rule 501(a) of Regulation D under the Securities Act in a transaction exempt from the registration requirements of the Securities Act and obtains an opinion of counsel, in a form satisfactory to the Buyer, that registration is not required under the Securities Act.

(b) Expenses of Registration. The Buyer shall pay all Registration Expenses (as hereafter defined) in connection with any registration, qualification or compliance pursuant to this Section 6.12(b), and the Seller shall pay all Selling Expenses (as hereafter defined) and other expenses that are not Registration Expenses relating to the securities resold by Seller (the “Registrable Securities”). For purposes of this Section 6.12, “Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Buyer in complying with Sections 6.12(a) and 6.12(d), including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Buyer, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration and the reasonable fees and expenses of one counsel for the Seller up to a maximum of $25,000. For purposes of this Section 6.12(b), “Selling Expenses” shall mean all selling discounts, commissions and stock transfer or other Taxes applicable to the Registrable Securities and all fees and disbursements of counsel for the Seller.

(c) Registration Procedures. In the case of any registration effected by the Buyer pursuant to this Section 6.12, the Buyer will keep the Seller advised in writing as to the initiation of each registration and as to the completion thereof. The Buyer will:

(i) Furnish to the Seller such numbers of copies of a prospectus, if applicable, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(ii) (A) Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and, if applicable, the prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective for the Effectiveness Period; (B) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Seller true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (C) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the Effectiveness Period.

(iii) If applicable, file such supplements or attach “stickers” to the Registration Statement or prospectus as and when required by the SEC to evidence a material amount of resales by the Seller pursuant to a prospectus.

(iv) Notify the Seller of Registrable Securities to be sold as promptly as reasonably possible (A)(1) when a prospectus or any prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (2) when the SEC notifies the Buyer whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement; and (3) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement or prospectus or for additional information; (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; and (D) of the receipt by the Buyer of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (E) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, prospectus or other documents so that, in the case of the Registration Statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v) Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of the Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(vi) Furnish to the Seller, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

(vii) Promptly deliver to the Seller, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus), if applicable, and each amendment or supplement thereto as Seller may reasonably request, if applicable; and the Buyer hereby consents to the use of such prospectus and each amendment or supplement thereto by the Seller in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto.

(viii) Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the Seller in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as the Seller requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, however, that the Buyer shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Buyer to any material tax in any such jurisdiction where it is not then so subject.

(ix) Cooperate with the Seller to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends not required by law or agreement, and to enable such Registrable Securities to be in such denominations and registered in such names as Seller may request.

(x) Upon the occurrence of any event contemplated by Section 6.12(iv)(E) hereof, as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related prospectus if applicable or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(xi) Use its reasonable best efforts to cause all Registrable Securities relating to such Registration Statement to be listed on each securities exchange or quotation system on which similar securities issued by the Buyer are then listed or quoted, and in connection therewith to file with the Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for the Buyer’s Common Stock) an application for listing of additional shares with respect to the Registrable Securities.

(xii) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement.

(xiii) Comply with all applicable rules and regulations of the SEC.

(d) Information by Selling Holder. Seller shall furnish to the Buyer such information regarding Seller and the distribution proposed by Seller as the Buyer may reasonably request in connection with any registration, qualification or compliance referred to in this Section 6.12, but only to the extent that such information is required in order for the Buyer to comply with its obligations under all applicable securities and other laws and to ensure that the Registration Statement relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. Each Selling Holder covenants that it will promptly notify the Buyer of any changes in the information set forth in the Registration Statement or otherwise provided by such Selling Holder to the Buyer regarding such Selling Holder or the Seller’s or such Selling Holder’s plan of distribution as a result of which the Registration Statement or any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact regarding the Seller, such Selling Holder or their intended methods of distribution of such Registrable Securities or omits to state any material fact regarding the Seller, such Selling Holder or its intended method of distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein, not misleading.

(e) Indemnification and Contribution.

(i) The Buyer agrees to indemnify and hold harmless the Seller from and against any losses, claims, damages or liabilities to third parties (or actions or proceedings in respect thereof) to which Seller may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus, or any violation or alleged violation by the Buyer of the Securities Act, the Exchange Act, any state law, rule or regulation promulgated thereunder, and the Buyer will, as incurred, reimburse such Selling Holder for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the indemnity contained in this Section 6.12(e)(1) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor shall the Buyer be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon (A) an untrue statement or alleged untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Buyer by such Selling Holder specifically furnished for use in preparation of the Registration Statement, (B) the failure of Seller to comply with any of the covenants and agreements contained in this Section 6.12, or (C) any untrue statement in any prospectus that is corrected in any subsequent prospectus that was delivered to the Seller prior to the pertinent sale or sales by the Seller.

(ii) Each of the Seller and the Founder, severally and jointly, agrees to indemnify and hold harmless the Buyer from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Buyer may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (A) an untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus in reliance upon and in conformity with written information furnished to the Buyer by Seller or Founder in an instrument executed by Seller or Founder and specifically stated to be for use in preparation of the Registration Statement, or any violation or alleged violation by the Seller or Founder of the Securities Act, the Exchange Act, any state law, rule or regulation promulgated thereunder, provided, however, the indemnity contained in this Section 6.12(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Seller or the Founder, as the case may be (which consent shall not be unreasonably withheld), and provided that neither the Seller nor the Founder shall be liable in any such case for any untrue statement included in any Prospectus which statement has been corrected in a writing delivered to the Buyer at least two business days before the sale from which such loss arose, (B) the failure of the Founder or Seller to comply with any of the covenants and agreements contained in Section 6.12, or (C) any untrue statement in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Seller prior to the pertinent sale or sales by the Seller; and each of the Seller and the Founder, severally and jointly, will, as incurred, reimburse the Buyer for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

(iii) Promptly after receipt by any indemnified person under subsections (i) or (ii) above of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 6.12(e), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action (provided, however, that no failure to provide such notice shall relieve any indemnifying person of any liability hereunder except to the extent that such indemnifying person is prejudiced thereby), and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person’s election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that, if the indemnifying person shall propose that the same counsel represent it and the indemnified person, and if counsel for the indemnified person shall reasonably have concluded that there is an actual conflict of interest posed by the representation proposed by the indemnifying person, the indemnified person shall be entitled to retain its own counsel reasonably satisfactory to the indemnifying person at the expense of such indemnifying person; provided, however that if more than one indemnified person makes a claim against an indemnifying person based on substantially similar facts, the indemnifying person shall not be responsible for the fees of more than one counsel for all indemnified persons whose claims are based on substantially similar facts.

(iv) The obligations of the Buyer, the Founder and the Seller under this Section 6.12(e) shall be in addition to any liability which the Buyer, the Founder and the Seller may otherwise have and shall extend, upon the same terms and conditions, to each director and officer of the Buyer or the Seller, and to each person, if any, who controls the Buyer or Seller within the meaning of the Securities Act or the Exchange Act.

(f) Restrictive Legend. Each certificate representing Securities shall bear substantially the following legend (in addition to any legends required under applicable securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

The legend contained in this Section 6.12(f) shall be removed from a certificate in connection with any sale which is both in compliance with the terms of this Agreement and pursuant to a Registration Statement.

(g) Termination. The obligations of Buyer under this Section 6.12 shall terminate in the event that Seller materially breaches any covenant contained in this Article VI,

and such breach remains uncured ten (10) days after (a) Buyer provides written notice to the Seller of such breach, or (b) the date of Seller’s actual knowledge of such breach.

6.13 Shareholder Approval. Promptly following the date of this Agreement, the Seller will use its best efforts to solicit approval of its shareholders of the purchase and sale of Assets and related transactions contemplated by this Agreement, including the change of the Seller’s corporate name from Loudfire, Inc. to another name, on the terms and conditions set forth in this Agreement. The Seller shall take all other action necessary or advisable to secure the vote or consent of its shareholders required by Kansas law to effect such purchase and sale of Assets.

6.14 Legal Conditions. Each of the Buyer and the Seller shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and the Uniform Commercial Code) and in connection with approvals of or filings with any other Governmental Entity and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed in connection with the Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

6.15 Regulatory Filings; Consents; Reasonable Efforts.

(a) Each of the Buyer and the Seller shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Buyer or the Seller or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including those required under HSR, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

(b) Each of the Buyer and the Seller shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Buyer and the Seller shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by the Transaction Documents or any such other transactions, unless by mutual agreement the

Buyer and the Seller decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Each of the Buyer and the Seller shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Notwithstanding anything to the contrary in Section 6.6(a) or (b), (i) neither the Buyer nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Buyer or of the Buyer combined with the Surviving Corporation after the Closing or (ii) neither the Seller nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Seller.

(e) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise limit the right of the Buyer or its subsidiaries to own or operate all or any portion of the businesses or assets of the Seller.

6.16 Engagement of the Seller Consultants. Prior to the Closing, the Buyer, after notice to and reasonable approval by Seller as to the timing and method of contact, shall have the right to contact any of the Seller Consultants for the purposes of engaging such Seller Consultants by the Buyer after the Closing Date and receiving written acceptances of such engagement (in each case contingent on consummation of the transactions contemplated by this Agreement). Seller will be fully responsible for all amounts payable to any consultant, including (without limitation) all consulting fees and other amounts payable in respect of the termination of the consulting relationship between any consultant and the Seller in connection with the sale of the Assets to the Buyer.

6.17 No Fraudulent Conveyance. Seller shall take no action and make no distribution that would cause Seller to be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement. The Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and shareholders and the consummation of the transactions contemplated by this Agreement will not have any such effect. The transactions contemplated in this Agreement will not constitute a fraudulent conveyance or any act with similar consequences or potential consequences, or otherwise give rise to any right of any creditor of the Seller whatsoever to lodge any claim against any of the Assets in the hands of the Seller after the Closing.

6.18 Seller Securities Law Representations. In connection with any issuance to Seller of the Securities, Seller agrees to make the following representations and warranties to Buyer at the time of such issuance:

(a) Seller is acquiring the Securities for investment for Transferee’s own account only and not with a view to, or for resale in connection with, any “distribution” of the Securities within the meaning of the Securities Act. Seller is aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to purchase the Shares.

(b) Seller understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Seller’s investment intent as expressed herein.

(c) Seller understands that the Securities are “restricted securities” under applicable U.S. federal and state laws and that, pursuant to these laws, Seller must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or pursuant to a sale in full compliance with Rules 144 and 145 of the Securities Act and delivery to the Buyer of a legal opinion acceptable to the Buyer. Seller acknowledges that the Buyer has no obligation to register or qualify the Securities for resale, except as described in this Agreement. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and requirements relating to the Buyer which are outside of Seller’s control, and which, except as set forth in this Agreement, the Buyer is under no obligation and may not be able to satisfy.

(d) Seller is either an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act or has such knowledge and experience (or is relying on a purchaser representative who has such knowledge and experience) in financial and business matters that Seller is capable of evaluating the merits and risks of acquiring the Securities.

(e) Any such other customary representations and warranties made by purchasers of unregistered Common Stock issued pursuant to a valid exemption from registration under the Securities Act as may be reasonably requested by Buyer.

6.19 Covenant Not to Compete.

(a) The Seller acknowledges that the Buyer’s ability to carry on the Business free from competition from the Seller is an important part of the benefit that the Buyer will receive in connection with the transactions contemplated hereby. The Seller agrees that for a period of two years after the Closing Date, the Seller shall not, and shall use reasonable efforts prior to the Seller’s dissolution to cause any employee of the Seller who is not employed by the Buyer following the Closing not to, unless acting in accordance with the Buyer’s prior written consent (which consent may be withheld in the Buyer’s sole and absolute discretion), directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or permit its name to be used by or in connection with, any profit or non-profit business or organization which directly or indirectly competes with the Business as conducted or as proposed to be conducted by the Buyer, in the United States of America and the dependent territories of the United States of America, and each and every country in the world; it being understood that the foregoing shall not limit the Seller from making passive investments in less than 1% of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any recognized automatic quotation system.

(b) The restrictions contained in this Section 6.19 are made and given to protect and preserve Buyer’s benefits of the acquisition of the Business and the Assets and the goodwill associated thereunder. The Seller further acknowledges and agrees that such restrictions are fair and reasonable, that such restrictions are necessary to protect and preserve the benefit of the bargain negotiated by the Buyer in the acquisition of the Business and Assets, and that such restrictions are necessary for the protection of the legitimate business interests of the Buyer.

(c) During the two year period after the date of this Agreement, the Seller shall not, directly or indirectly, (i) solicit, encourage, or take any other intentional action which is reasonably intended to induce any person employed by the Buyer or any affiliates thereof who participates in the Business to terminate his or her employment with the Buyer or any affiliates thereof; (ii) interfere in any manner with the contractual or employment relationship between the Buyer or any affiliate thereof and any such employee; or (iii) interfere in any business relationship of the Buyer or any affiliate thereof.

(d) The restrictive covenants contained in this Section 6.19 are independent of each other and of any other provision of this Agreement, and the existence of a claim which one party may allege against the other, whether based on this Agreement or otherwise, will not prevent the enforcement of any of these covenants. The Seller hereby agrees that the Buyer’s remedies at law for any breach or threat of breach by such person of this Section 6.19 will be inadequate, and that the Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 6.19 and to enforce specifically the terms and provisions hereof. Should any provision of these covenants be held invalid, illegal or unenforceable, in whole or in part, the validity, legality or enforceability of the other provisions hereof, shall not be affected thereby. If any invalidity shall be caused by the length of any period of time, the size of the restricted area, or the scope of activities set forth herein, such period of time, such area, such scope or all of such factors shall be considered to be reduced to the maximum period, area or scope would cure such invalidity and still be enforceable. Any provision of this Section 6.19 which is held invalid, illegal or unenforceable in any jurisdiction shall be not deemed invalid, illegal or unenforceable in any other jurisdiction.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Each Party to the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or prohibition issued by any Governmental Entity shall be in effect, nor shall any action or proceeding seeking any of the foregoing be pending, that would prevent the consummation of the transactions contemplated by the Transaction Documents or restrict the operation of the Business.

(b) Governmental Approval. The Seller and the Buyer shall have timely obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of or in connection with the Agreement, the other Transaction Documents and the several transactions contemplated hereby and thereby, including such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws and state corporate law.

(c) Shareholder Approval. This Agreement, the other Transaction Documents to which Seller is a party and the transactions contemplated hereby and thereby shall have been duly approved and adopted by the holders of a majority of the shares of the capital stock of the Seller outstanding and by any other shareholder required under applicable state corporate law or under Seller’s Articles of Incorporation or bylaws or otherwise in order for the Agreement and transactions contemplated hereunder to be valid.

(d) Technology Transfer. The Seller shall transfer to Buyer source and object code complete versions of Seller’s Software and Company Intellectual Property, in form and substance acceptable to Buyer.

(e) Earnout Escrow Agreement. The Seller and the Buyer shall have agreed upon a form of Earnout Escrow Agreement as described in Section 9.2.

7.2 Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by the Buyer.

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true in all material respects (except for such representations and warranties as are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing as though such representations were made on and as of such time except as otherwise permitted by this Agreement, and the Buyer shall have received a certificate signed by the Chief Executive Officer of the Seller to such effect on and dated the Closing Date.

(b) No Material Adverse Effect. There shall have been no Material Adverse Effect from the date hereof through the Closing Date, and the Buyer shall have received a certificate signed by the Chief Executive Officer of the Seller to such effect on and dated the Closing Date; provided, that the occurrence of one or more events described specifically in the

Seller Disclosure Schedule or events in the Ordinary Course of Business will not be deemed to result in any Material Adverse Effect.

(c) Covenants Performed. All of the obligations of the Seller to be performed at or before the Closing pursuant to the terms of this Agreement and any other document entered into in connection herewith prior to the Closing Date shall have been duly performed in all material respects and the Buyer shall have received a certificate signed by the Chief Executive Officer of the Seller to such effect on and dated the Closing Date.

(d) Opinion of Counsel to the Seller. Counsel to the Seller shall have issued an opinion in favor of the Buyer in the form of Exhibit C hereto.

(e) Noncompetition Agreement. The Buyer shall have received Noncompetition Agreement substantially in the form of Exhibits D hereto executed by the Seller Executive, each of which shall be effective as of the Closing Date.

(f) Consents. The Buyer shall have received duly executed copies of all consents, waivers, approvals or authorizations of those third parties and Government Entities required under Sections 3.10 and 6.3 of this Agreement and otherwise by the Seller to consummate the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Buyer and without the imposition upon the Buyer or any of its Affiliates of any restriction on its ability to acquire, use or operate the Assets, from and after the Closing.

(g) Secretary’s Certificate. The Seller shall have delivered to the Buyer a certificate of its Secretary or Assistant Secretary certifying as to:

(i) Resolutions duly adopted by its Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other Transaction Documents and transactions contemplated hereby and thereby;

(ii) The Articles of Incorporation and Bylaws of the Seller, as in effect immediately prior to the Closing, including all amendments thereto; and

(iii) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.

(h) Asset Transfer Documents. The Seller shall have delivered to the Buyer such bills of sale, assignments, and other good and sufficient instruments of transfer and conveyance as reasonably requested by the Buyer to vest in the Buyer title to the Assets in accordance herewith, including an executed bill of sale in the form attached hereto as Exhibit E, the Assignment and Assumption Agreement in the form attached hereto as Exhibit F and such other documents and instruments as may be reasonably requested by the Buyer or its counsel to effectuate the terms of this Agreement.

(i) Liens. All Liens on the Assets shall have been, and shall remain, released as of the Closing Date.

(j) Shareholder and Creditor Suits. No action, suit, claim, proceeding or investigation (regardless of whether at law or equity) shall have been brought or initiated by (A) any current or former holder of any shares of the Seller’s capital stock or securities convertible into or exercisable for shares of the Seller’s capital stock (or any of such holder’s representatives) or (B) any current or former creditor, brought or initiated in their capacity as such a holder or creditor, regarding the fair value of such holder’s or creditor’s securities or claims or the fairness or legality of any of the actions taken by the Seller prior to Closing or of any of the transactions contemplated by this Agreement, the other Transaction Documents or any other agreement contemplated herein or otherwise arising from or relating to the transaction contemplated herein or therein.

7.3 Additional Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by the Seller:

(a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects (except for such representations and warranties as are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing as though such representations were made on and as of such time except as otherwise permitted by this Agreement, and the Seller shall have received a certificate signed by the Chief Executive Officer of the Buyer to such effect on and dated the Closing Date.

(b) No Material Adverse Effect. There shall have been no Buyer Material Adverse Effect from the date hereof through the Closing Date, and the Seller shall have received a certificate signed by the Chief Executive Officer of the Buyer to such effect on and dated the Closing Date; provided, that the occurrence of one or more events described specifically in the Buyer Disclosure Schedule will not be deemed to result in any Buyer Material Adverse Effect.

(c) Covenants Performed. All of the obligations of the Buyer to be performed at or before the Closing pursuant to the terms of this Agreement and any other document entered into in connection herewith prior to the Closing Date shall have been duly performed in all material respects and the Seller shall have received a certificate signed by the Chief Executive Officer of each of the Buyer to such effect on and dated the Closing Date.

(d) Secretary’s Certificate of Buyer. The Buyer shall have delivered to the Seller a certificate of its Secretary or Assistant Secretary certifying as to:

(i) Resolutions duly adopted by its Board of Directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other Transaction Documents and transactions contemplated hereby and thereby; and

(ii) The Certificate of Incorporation and Bylaws of the Buyer, as in effect immediately prior to the Closing, including all amendments thereto; and

(iii) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.

(e) Payment of Initial Payment. The Buyer shall have delivered the Initial Payment to Seller.

(f) Shareholder and Creditor Suits. No action, suit, claim, proceeding or investigation (regardless of whether at law or equity) shall have been brought or initiated regarding the fairness or legality of any of the actions taken by the Buyer prior to Closing or of any of the transactions contemplated by this Agreement, the other Transaction Documents or any other agreement contemplated herein or otherwise arising from or relating to the transaction contemplated herein or therein.

ARTICLE VIII

TERMINATION

8.1 Termination. At any time prior to the Closing, whether before or after approval of the matters presented in connection with the transactions contemplated by the Transaction Documents by the shareholders of the Seller, this Agreement may be terminated:

(a) by mutual consent of the Buyer and the Seller;

(b) by the Seller, by giving written notice to the Buyer that the Buyer is in material breach of any representation, warranty, or covenant of the Buyer contained in this Agreement, which breach shall not have been cured, if subject to cure, within 15 calendar days following receipt by the Buyer of written notice of such breach;

(c) by the Buyer, by giving written notice to the Seller that the Seller is in material breach of any representation or warranty or covenant contained in this Agreement, which breach shall not have been cured, if subject to cure, within 15 calendar days following receipt by the Seller of written notice of such breach.

(d) by the Buyer, by giving written notice to the Seller, if the Closing shall not have occurred on or before September 30, 2003, or such later date as is agreed to by the Boards of Directors of both the Seller and the Buyer, by reason of the failure of any condition precedent under Section 7.1 or 7.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty, or covenant of the Buyer contained in this Agreement or the Buyer’s failure to fulfill a condition precedent to closing or other default); or

(e) by the Seller, by giving written notice to the Buyer, of the Closing shall not have occurred on or before September 30, 2003, or such later date as is agreed to by the Boards of Directors of both the Seller and the Buyer, by reason of the failure of any condition precedent under Section 7.1 or 7.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty, or covenant of the Seller contained in this Agreement or the Seller’s failure to fulfill a condition precedent to closing or other default).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer or the Seller or their respective officers, directors, shareholders or Affiliates, except to the extent that such termination results from the material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 6.2 relating to confidentiality, this Section 8.2, Section 9.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

8.3 Tax Matters.

(a) Cooperation. From and after the Closing, the Seller and the Buyer shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, Tax Returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (i) for the preparation by the Buyer or the Seller of any tax returns, elections, consents or certificates required to be prepared and filed by the Buyer or the Seller or (ii) in connection with any audit or proceeding relating to Taxes relating to the Assets for which the Buyer or the Seller are responsible.

(b) Transfer Taxes. The Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer and the Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Survival of Representations and Warranties. All statements contained in any exhibit, certificate, schedule or other instrument delivered or to be delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder. All such representations, warranties, and indemnification rights contained herein shall survive the Closing and any audit or investigation made by or on behalf of the parties, but shall expire on the date that is fifteen (15) months after the Closing, and no claims for indemnification hereunder may be made after such date (the “Indemnification Termination Date”), provided however that any claims for indemnification arising under Sections 3.9 and 8.3 shall not expire until sixty days after expiration of all applicable statutes of limitations with respect to such matters; and provided further that if any claims for indemnification have been asserted with respect to any such representations, warranties and other indemnification claims prior to the Indemnification Termination Date, the representations, warranties and provisions on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Closing shall continue indefinitely.

9.2 Indemnification by the Founder and the Seller.

(a) The Founder and the Seller agree to jointly and severally indemnify and hold the Buyer and its directors, officers, employees, fiduciaries, agents and Affiliates, and each other person, if any, who controls such persons (collectively, the “Buyer Parties”) harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys’ fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively “Loss” or “Losses”) which arise out of or result from or are related to:

(i) any breach by or failure of the Seller to perform any of its covenants or agreements set forth herein or any of its covenants or agreements set forth in any other agreement contemplated herein,

(ii) the inaccuracy of any representation or warranty made by the Seller herein or made by the Seller in any other agreement contemplated herein,

(iii) any action, suit, claim, proceeding or investigation (regardless or whether at law or equity) brought or initiated by (A) any current or former holder of any shares of the Seller’s capital stock or securities convertible into or exercisable for shares of the Seller’s capital stock (or any of such holder’s representatives) or (B) any current or former creditor, brought or initiated in their capacity as such a holder or creditor, regarding the fair value of such holder’s or creditor’s securities or claims or the fairness or legality of any of the actions taken by the Seller prior to Closing or of any of the transactions contemplated by this Agreement, the other Transaction Documents or any other agreement contemplated herein or otherwise arising from or relating to the transaction contemplated herein; and

(iv) any and all Excluded Liabilities.

Provided, however, the Founder and the Seller shall not have any obligation to indemnify the Buyer for any Loss until the Buyer has suffered Losses in excess of $100,000 (after which point the Founder and the Seller will be obligated for the full amount of all Losses from the first dollar of such Losses). Notwithstanding the foregoing, the Seller and the Founder shall not be obligated to indemnify the Buyer for Losses in an amount in excess of the sum of (X) the Initial Payment and (Y) the Earnout Payment (if any) resulting from the inaccuracy of representations and warranties, provided, however, that:

(i) the Founder shall not be obligated to indemnify the Buyer for Losses in excess of $1,000,000;

(ii) the Founder and the Seller agree to jointly and severally fully indemnify the Buyer, without regard to the limitations of this Section 9.2, for any Loss related to the International Distribution Agreement by and between the Seller and Crosstec Corporation dated as of March 10, 2003; and

(iii) the limitations on the Founder and the Seller’s obligations to indemnify the Buyer shall not be applicable in the event of Losses arising as a result of fraud, willful misrepresentation or willful misconduct.

(b) If the Buyer is entitled to indemnification under this Agreement, Buyer shall be entitled to elect to reduce the amount that would otherwise be payable as an Earnout Payment pursuant to Section 2.9 above by the amount of its Loss or Losses, provided, however, should one or more Notice(s) of Claim remain unresolved pursuant to this Article IX as of the Final Statement Date, the amount of such Claim or Claims shall be placed in escrow pursuant to Section 9.7 hereunder.

(c) Nothing in this Section 9.2 or elsewhere in this Agreement shall be construed to (a) limit Buyer’s ability to fully offset the Earnout Payment by the amount of any Loss or Losses, or (b) limit the total indemnification liability of the Founder and the Seller if the Loss or Losses exceed the value of the Earnout Payment.

(d) The Buyer agrees that in the event of an Uncontested Claim or a Final Award, that the Buyer will first seek payment for a Loss or Losses from the Seller before seeking payment from the Founder, provided, however, that nothing in this Section 9.2(d) shall be construed to alter the joint and several nature of the Seller and the Founder’s indemnification obligations.

9.3 Notice of Claim. As used herein, the term “Claim” means a claim for indemnification of Buyer a Loss or Losses under this Article IX. Subject to the following sentence, Buyer shall give notice of any Claim under this Agreement of which it is aware, and Buyer shall give written notice of a Claim executed by an officer of Buyer (a “Notice of Claim”) to the Seller promptly after Buyer becomes aware of the existence of any potential Claim by Buyer under this Article IX arising from or relating to:

(a) Any item specified in this Section 9.2; or

(b) the assertion, whether orally or in writing, against Buyer of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Buyer (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any item specified in Section 9.2.

No delay on the part of Buyer in giving the Seller a Notice of Claim shall relieve the Seller from any of its obligations under this Article IX.

9.4 Defense of Third Party Claims.

(a) Buyer shall defend any Third-Party Claim, and the costs and expenses incurred by Buyer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which Buyer may seek indemnification pursuant to a Claim made by Buyer hereunder.

(b) The Seller shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Seller does not affect any privilege relating to the Buyer and may participate in settlement negotiations with respect to the Third-Party Claim. The Buyer shall not enter into any settlement of a Third-Party Claim without the prior written consent of the Seller (which consent shall not be unreasonably withheld); provided, however, that the Seller and the Founder shall remain responsible to indemnify the Buyers for all Losses that may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in this Article IX.

9.5 Contents of Notice of Claim. Each Notice of Claim by the Buyer given pursuant to Section 9.3 shall contain the following information:

(a) that the Buyer has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against the Buyer based on alleged facts, which if true, would give rise to liability for Damages to the Buyer under this Article IX); and

(b) a brief description, in reasonable detail (to the extent reasonably available to the Buyer), of the facts, circumstances or events giving rise to the alleged Damages based on the Buyer’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Buyer) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

9.6 Resolution of Notice of Claim. Each Notice of Claim given by the Buyer shall be resolved as follows:

(a) Uncontested Claims. If, within 30 business days after a Notice of Claim is received by the Seller, the Seller does not contest such Notice of Claim in writing to the Buyer as provided in Section 9.6(b), the Seller shall be conclusively deemed to have consented, on behalf of itself and the Founder, to the recovery by the Buyer of the full amount of the Losses specified in the Notice of Claim in accordance with this Article IX, including offset against the Earnout Payment, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Seller and the Founder for such amount in any court having jurisdiction over the matter where venue is proper.

(b) Contested Claims. If the Seller gives the Buyer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 30 business day period specified in Section 9.6(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Buyer and the Seller or (ii) in the absence of such a written settlement agreement, by binding arbitration between the Buyer and the Seller in accordance with the terms and provisions of Section 9.6(c).

(c) Arbitration of Contested Claims. Any Contested Claim shall be submitted to mandatory, final and binding arbitration before the American Arbitration Association (“AAA”) pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq., and that any such arbitration shall be conducted in Denver, Colorado. Either the Buyer or the

Seller may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with AAA and giving a copy of such demand to each of the other parties to this Agreement. The arbitration shall be conducted in accordance with the provisions of commercial arbitration rules of the AAA in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 9.6(c). The parties shall cooperate with AAA and with each other in promptly selecting an arbitrator from AAA’s panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they shall participate in the arbitration in good faith and that they shall share in its costs in accordance with this Agreement. The provisions of this Section 9.6(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(i) Payment of Costs. The Buyer, on the one hand, and the Seller and the Founder, on the other hand, shall bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the prevailing party and the party who is the non-prevailing party. The non-prevailing party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings.

(ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof shall be as it would be if the Claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of California applicable to contracts executed and entered into within the State of California, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall deliver such documents to the Seller and the Buyer, together with a signed copy of the Final Award. Subject to the provisions of this Agreement, the Final Award shall constitute a conclusive determination of all issues in question, binding upon the Founder, the Seller and the Buyer, and shall include an affirmative statement to such effect.

(iv) Timing. The Founder, the Seller, the Buyer and the arbitrator shall conclude each arbitration pursuant to this Section 9.6(c) as promptly as possible for the Contested Claim being arbitrated.

(v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(vi) Exclusive Remedy. Following the Effective Time, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement shall be the sole and exclusive means of resolving any dispute between the parties for any Claim made pursuant to this Article IX.

9.6 Section 6.12(e) Indemnification. Nothing in this Article 9 shall affect the provisions in Section 6.12(e) of this Agreement.

9.7 Earnout Escrow.

(a) Generally. The Buyer, the Seller and the Founder agree that in the event that one or more Contested Claims remain unresolved as of the Final Statement Date, a portion of the Earnout Payment equal to the value of the Claim or Claims (the “Earnout Escrow Amount”) shall be delivered to an escrow agent pursuant to an escrow agreement to be entered into by and among the Buyer, the Seller, the Founder and an escrow agent mutually agreeable to the Buyer, the Seller and the Founder prior to the Closing Date (the “Earnout Escrow Agreement”), with such Earnout Escrow Amount to be delivered to the escrow agent on or before the Earnout Payment Date. The escrow agent shall hold and release the Earnout Escrow Amount in accordance with the terms of the Earnout Escrow Agreement.

(b) Release of Earnout Escrow Amount Pursuant to Written Agreement. Subject to the terms and conditions of the Earnout Escrow Agreement, in the event that one or more Contested Claims is resolved by the Buyer and the Seller pursuant to a written agreement during the period the Earnout Escrow Amount is held by the escrow agent, such written agreement shall describe the portion of the Earnout Escrow Amount (if any) that is to be released to the Buyer and the portion (if any) that is to be returned to the Buyer, and shall instruct the escrow agent to release the remaining portion of the Earnout Escrow Amount (if any) allocable to such Contested Claim to the Seller. The value of any Contested Claim or Claims that is not resolved by such a written agreement shall remain held by the escrow agent until such Contested Claim or Claims is resolved.

(c) Release of Earnout Escrow Amount Pursuant to Final Award. Subject to the terms and conditions of the Earnout Escrow Agreement, in the event that one or more Contested Claims is resolved by the delivery of a Final Award during the period the Earnout Escrow Amount is held by the escrow agent, the amount of the Loss or Losses determined by the Final Award shall be released to the Buyer from the Earnout Escrow Amount allocable to such resolved Claim or Claims. Any portion of the Earnout Escrow Amount allocable to the Contested Claims resolved by the Final Award in excess of the Loss or Losses shall be released to the Seller. The value of any Contested Claim or Claims held by the escrow agent as part of the Earnout Escrow Amount that is not resolved by such a Final Order shall remain held by the escrow agent until such Contested Claim or Claims is resolved.

(d) Escrow Fees. Subject to the terms and conditions of the Earnout Escrow Agreement, Seller agrees to pay any fees payable to the escrow agent at the time of execution of the Escrow Agreement or as recurring fees for the maintenance of the escrow arrangement (the “Escrow Fees”), provided, however, that in the event a Final Award provides for indemnification of Buyer for a Claim in an amount less than the amount described in the Notice of Claim, the Buyer shall reimburse the Seller for all such Escrow Fees.

ARTICLE X

MISCELLANEOUS

10.1 Amendment. This Agreement shall not be amended except by a writing duly executed by both parties.

10.2 Entire Agreement. This Agreement, including the Exhibits, Schedules, the Non-Disclosure Agreement and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

10.4 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to determine the rights of the parties.

10.5 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or two days after mailing by air courier addressed as follows:

If to the Buyer:

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, CA 95131

Attn: Richard Mosher

Tel. No. (408) 321-7650

Facsimile No. (408) 321-3886

With a copy to:

Venture Law Group

A Professional Corporation

2775 Sand Hill Road

Menlo Park, CA 94025

Attention: Elias J. Blawie

Tel. No. (650) 854-4488

Facsimile No. (650) 233-8386

If to the Seller:

Loudfire, Inc.

6835 S. Canton, Suite B

Tulsa, Oklahoma 74136

Attn: Craig Johnson

Fax No. (248) 485-5951

With a copy to:

Hinkle Elkouri Law Firm L.L.C.

301 North Main, Suite 2000

Wichita, Kansas 67202-4820

Attn: David S. Elkouri

Fax No. (316) 264-1518

Such addresses may be changed, from time to time by means of a notice given in the manner provided in this section.

10.6 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

10.7 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

10.8 Assignment. Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent; provided, however, (a) that the Buyer may assign its rights and obligations under this Agreement in connection with a merger, sale, or sale or exclusive license of all or substantially all of its assets, and (b) that subject to Section 4.2, the Seller may assign its rights under Section 6.12 hereof to any transferee of the Securities with the prior consent of the Buyer, such consent not to be unreasonably withheld.

10.9 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

10.10 Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.11 Attorneys’ Fees. In the event any dispute arises hereunder, the arbitrator or the court, as the case may be, shall have the authority to award costs and attorneys’ fees to the prevailing party.

IN WITNESS WHEREOF, the Buyer, the Seller and the Founder have executed this Agreement as of the date first above written.

PUMATECH, INC.

By:	/s/ Woodson Hobbs
Title:	President and Chief Executive Officer

LOUDFIRE, INC.

By:	/s/ Craig Johnson
Title:	Chief Executive Officer

FOUNDER

/s/ Craig Johnson
Craig Johnson

Exhibits*

Exhibit A—Assets

Exhibit B—Voting Agreement

Exhibit C—Opinion of Counsel to Seller

Exhibit D—Non Competition Agreement

Exhibit E—Bill of Sale

Exhibit F—Assignment and Assumption Agreement

*	Pumatech will furnish a copy of any omitted exhibit to the Securities and Exchange Commission upon request.